SECURITIES AND EXCHANGE COMMISSION
                                Washington, D.C.  20549

                                       FORM 8-K


                                    CURRENT REPORT


                        Pursuant to Section 13 or 15(d) of the
                          Securities and Exchange Act of 1934


          Date of Report (Date of earliest event reported):  August 30, 2002


                         IBF VI - SECURED LENDING CORPORATION
                (Exact Name of Registrant as Specified in its Charter)


       Delaware                       333-71091                   52-2139510
(State of Incorporation)        (Commission File No.)          (IRS Employer
                                                             Identification No.)


                          1733 Connecticut Avenue, N.W.
                             Washington, D.C. 20009
          (Address of principal executive offices, including zip code)



                                   (202) 588-7500
               (Registrant's telephone number, including area code)

Item 5.  Other

         The Bankruptcy Court Proceedings

         On December 3, 2001, the Securities and Exchange Commission commenced a formal investigation of the Company, our parent and certain of our affiliates. The Company was unable to reach a settlement with the SEC in connection with the investigation due, in large part, to the fact that the SEC indicated that a settlement would require the appointment of a receiver which, in our view, would have effectively required a severely discounted liquidation of our assets. In light of the nature of our assets, we believe that this course would lead to recovery of only a limited portion of asset value and thus would be detrimental to our bond holders. Accordingly, on June 7, 2002, we, our parent company, and an affiliated company (the "Companies") filed voluntary petitions for reorganization under Chapter 11 of the United States Bankruptcy Code. The bankruptcy filings were undertaken to preserve investor value. We believe that the Companies have sufficient liquidity and that they have not experienced a material adverse change in the quality of their overall asset base. The petitions were filed in the United States Bankruptcy Court for the Southern District of New York (our Case No. 02-41591). No trustee, receiver, fiscal agent or similar officer has been appointed with respect to the Companies, which continue to operate their businesses as debtors in possession.

         On September 5, 2002, the Companies asked the Bankruptcy Court for permission to retain and employ Morgan Joseph & Co. (formally Morgan Lewins & Co.) to provide independent financial advisory services to the Companies. Morgan Joseph has already commenced work and will provide valuation and liquidity analyses, plan feasibility studies, a liquidation analysis and other such work as Morgan Joseph and the Company may agree. Morgan Joseph will work closely with the Companies and the Creditors' Committee.

         On September 12, 2002, the Companies' management team and Morgan Joseph met with the Creditors' Committee and presented the results of Morgan Joseph's valuation study comparing the value of the Companies' assets on a liquidation basis, which generally assumes a sale within three to six months, with their value on a going-concern basis, which assumes a sale over a longer horizon, which we generally believe to be five years. The study confirmed our belief that a liquidation of the assets would be severely detrimental to our goal of maximizing full value for the investors.

         The SEC proceedings

         On July 23, 2002, the Commission filed a complaint alleging, among other things, that the Company is operating unlawfully as an unregistered investment company in violation of the Investment Company Act of 1940 and that we misrepresented and omitted material facts in its offering and disclosure documents. With respect to the Company, the complaint seeks an injunction barring further violations of the securities laws, an order appointing a trustee to take possession of our assets, and disgorgement of all of our offering proceeds, among other things. The complaint was filed in the United States District Court for the Southern District of New York and is titled Securities and Exchange Commission v. IBF Collateralized Finance Corporation, IBF VI - Secured Lending Corporation, InterBank Funding Corporation and Simon A. Hershon. We believe that this action by the SEC is without merit and we intend to vigorously defend it.


On September 13, 2002, the Companies and Simon Hershon filed motions jointly in the U.S. District Court and the U.S. Bankruptcy Court to coordinate the District Court and Bankruptcy Court proceedings. The motion proposes that the Companies and their creditors/investors be permitted to complete a bankruptcy reorganization, with the participation of the SEC, before the most expensive portions of the SEC action proceed. In this regard, the motion requests that until a Plan of Reorganization is completed and confirmed, the District Court proceedings in the SEC action be limited to matters that will not threaten to drain the Companies of significant assets or interfere with the reorganization effort, noting that many aspects of the SEC action could become moot once a reorganization is approved. The Companies believe that the coordination, if approved, will maximize the value of the assets available for distribution to the Companies' investors and will minimize unnecessary or redundant litigation in the District Court.


Item 7.  Financial Statements and Exhibits

In light of our voluntary petition for reorganization under Chapter 11 of the United States Bankruptcy Code and the Commission's investigation and complaint, the Company has determined to file reports on Form 8-K in lieu of the quarterly reports on Form 10-Q. The financial statements that are included in this filing, which cover the periods August 1 through August 31, 2002 and September 1 through September 30, 2002 have also been submitted to the Bankruptcy Court. These reports have not been prepared in accordance with generally accepted accounting principles, or GAAP, in that they do not consolidate a subsidiary that is 100% owned by the Company because that subsidiary is a bankruptcy-remote entity and accordingly is not affected by the bankruptcy proceedings. The value of the Company's investment in the subsidiary is included on the balance sheet, however. The fair value assigned to the investments described in our financials are based on available information and do not necessarily represent amounts that might ultimately be realized, since such amounts depend on future circumstances. Investment valuation is conducted by management at least annually and more frequently if circumstances warrant. Unrealized appreciation or depreciation on investments as a result of changes in management's estimate of investment fair value is recorded on the statement of operations. Realized gains and losses include those amounts that result from the disposition of investments, as well as loan charge-offs and recoveries.




         (c)      Exhibits

                  Exhibit No.      Description

                  99.1             Unconsolidated, Unaudited Monthly
                                   Operating Reports dated August 31, 2002 and
                                   September 30, 2002



                                   SIGNATURES

                  Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                      IBF VI - SECURED LENDING CORPORATION



                                      /s/ Simon A. Hershon
                                      ----------------------------------------
                                            Simon A. Hershon
                                            Chief Executive Officer


Dated:  October 18, 2002